Purchase Agreement

     This agreement is entered into on the 1st day of March, 2001 by and between George Gerza, with business offices at 14227 Bernabe Court, San Diego, CA 92129 ("Gerza") and WorldNet Resource Group, Inc., with business offices located at 920 N. Nash St, El Segundo, CA 90245 ("WNRG"). In consideration of the mutual promises and undertakings stated herein, the parties hereto agree as follows (the "Agreement"):

     1.0  Terms of the Acquisition.   Upon the signing of this Agreement,
          the terms and condition set forth in this Agreement as well as those terms and conditions set forth in Exhibit "A" attached hereto and made a part hereof shall be lawful and binding.

     2.0  Representations and Warranties.    Gerza represents and warrants
          that he is the majority shareholder and has the full and unfettered authority of the minority shareholders of "Corporate Interviewing Network, Inc." at the time of the signing of this Agreement. Each party to this Agreement represents and warrants to the other that: (a) such party has all necessary right, power and authority to enter to this Agreement and to perform the acts required of it hereunder; (b) the execution of this Agreement by such party and its performance of its obligations hereunder do not and will not violate any agreement by which such party is bound; (c) by entering into this Agreement, it does infringe on any patent, copyright, trademark, trade secret or other intellectual property or proprietary right of any third party. Gerza, therefore, represents and warrants that the delivery of the Stock (as defined on Exhibit "A") to WNRG will transfer valid title hereto. Furthermore, Gerza represents and warrants that he is not aware of any material adverse event or pending or threatened claim or litigation affecting "Corporate Interviewing Network, Inc." which has not been disclosed and both parties agree as set forth in Section 3.0.

     3.0  Indemnification.
     3.1  Mutual Indemnification.    In consideration to the terms set
          forth in Exhibit "A," the receipt and sufficiency of which are hereby acknowledged, each party hereby agrees to indemnify and hold harmless the other party, its parent and subsidiary companies and their respective officers, agents, directors, employees, and authorized representatives from and against any cost, losses, liabilities, and expenses, including court costs, reasonable expenses and reasonable attorney's fees that any of them may suffer, incur or be subjected to by reason of any legal action, arbitration or other claim by a third party arising out of, or as a result of a breach of the indemnifying party's representations and warranties made hereunder.

     3.2 Indemnification Procedures. If either party entitled to indemnification hereunder (an "Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or impose any conditions or obligations on the Indemnified Party other that the payment of monies that are readily measurable for purpose of determining the monetary indemnification or reimbursement obligation of the Indemnifying Party. The Indemnified Party shall notify the Indemnifying Party promptly of any claim for which the Indemnifying Party is responsible and shall cooperate with the Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

     4.0 Confidentiality. The parties acknowledge that, in the course of their dealings hereunder, each may acquire information about the other, its business activities and operations, its technical information and its trade secrets, all of which are proprietary and confidential (the "Confidential Information"). Each party agrees that the terms of this Agreement shall be deemed the confidential information of each party. During the Term of this Agreement and for a period of two (2) years after the expiration of the Term, each party hereby agrees that; (i) all Confidential Information shall remain the exclusive property of the disclosing party (ii) it shall maintain, and it shall use prudent methods to cause its employees, agents and affiliates to maintain, the confidentiality and secrecy of the Confidential Information;
          (iii) it shall use prudent methods to ensure that its employees, agents and affiliates do not copy, publish, disclose to others or use (other than pursuant to the terms hereof) the Confidential Information; and (iv) it shall return or destroy all copies of Confidential Information upon request of the other party. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it: (i) is or becomes a part of the public domain through no act or omission on the part of the receiving party; (ii) is disclosed to third parties by the disclosing party without similar restriction on such third parties; (iii) is in the receiving party's possession without the receiving party's actual or constructive knowledge of an obligation of confidentiality with respect thereto, at or prior to the time of disclosure under this Agreement; (iv) is disclosed to the receiving party by a third party having no obligation of confidentially with respect thereto; (v) is independently developed by the receiving party without reference to the disclosing party's Confidential Information; or (vi) is released from confidential statement by written consent of the disclosing party.

     5.0  Entire Agreement.    This Agreement states the entire agreement
          between the parties with respect to its subject matter and supersedes any prior oral or written agreements, including but not limited to the Letter of Intent entered into and signed by both parties on March 1, 2001. This Agreement may not be amended except in writing signed by both parties.

     6.0 Applicable Law. This Agreement will be construed according to the laws of the State of Utah, without regard to principles of conflicts of law.

     7.0 Invalidity of Provisions. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable, or void; it being the intent and agreement of the parties that this Agreement be deemed amended by modifying such provision to the intent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

     8.0 Notice. Any notice due by one party to the other will be given to the address listed above and marked to the attention of the signatory specified below, unless a party hereafter designates a successor address or contact person. All notices will be transmitted by private courier or facsimile transmission, and will be deemed given as of the date of a written courier's receipt or electronic facsimile confirmation report.

     IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto, all on the date first above written.


ACKNOWLEDGE AND AGREED               ACKNOWLEDGE AND AGREED

WORLDNET RESOURCE GROUP, INC.        GEORGE GERZA

By:     /S/ Stephen Brown            By:     /S/ George Gerza
        ------------------------             ---------------------
Name:   Stephen Brown                Name:   George Gerza
        ------------------------             ---------------------
Title:  President/CEO                Title:  President
        ------------------------             ---------------------








                                 Exhibit A
                        Terms of the Acquisition of
                    Corporate Interviewing Network, Inc.

Acquiror:                     WorldNet Resource Group, Inc. (a/k/a WNRG)

Acquired Company:             Corporate Interviewing Network, Inc.
                              (a/k/a CIN)

Tax Exemption:                Stock for Stock tax-free reorganization
                              pursuant to 368(a)(1)(B)

Shares Exchange:              6,955,275 common shares of Corporate
                              Interviewing Network, Inc. (the "Stock"), which represent all of the outstanding shares of Corporate Interviewing Network, Inc., shall be acquired by WorldNet Resource Group, Inc. in exchange for a total of three hundred twenty thousand (320,000) restricted common shares of WorldNet Resource Group, Inc., which shall be distributed in the following manner:

                              - WNRG will issue two hundred twenty-three thousand four hundred sixty shares (223,460) of WNRG stock (OTCBB: WNRG) to George Gerza in exchange for the acquisition of seventy percent (70%) of CIN.

                              - WNRG will issue ninety-six thousand five hundred-forty shares (96,540) of WNRG stock (OTCBB: WNRG) which shall be disbursed by George Gerza among the additional owners of CIN for the acquisition of the remaining fifteen percent (15%) of CIN.

Closing Date:                 On or before March 1, 2001 or at such other
                              date as may be agreed to in writing by the parties.

Place of Closing:             920 N. Nash Street, El Segundo, CA  90245

Conditions to Closing:        Mr. George Gerza, current president of CIN,
                              shall be retained as an employee of WNRG, with a (1) year employment agreement for an annual salary of one hundred twenty-five thousand dollars ($125,000) and a signing bonus of seven hundred seventy-six thousand five hundred forty (776,540) shares of WNRG stock (OTCBB: WNRG). George Gerza shall also have the right to participate in WNRG's existing benefits plan, including medical and dental benefits.

                              WorldNet Resource Group, Inc. shall acquire all the assets, including all liabilities and outstanding debt, of Corporate Interviewing Network, Inc. as specified in its year 2000 tax return.

Name Change:                  Corporate Interviewing Network, Inc. shall
                              change its name to Streaming Interviews, Inc.